Exhibit 23.3

Ameriwest Energy
123 West 1st Ave., Suite 215
Casper, WY 82601

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 27, 2007, relating to the financial statements, of Ameriwest Energy Corp. appearing in the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2007.

/s/ Cordovano and Honeck, LLP

Cordovano and Honeck, LLP
Englewood, Colorado
September 25, 2008